EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 3 to the Registration Statement on Form S-11, and the related Prospectus of United Development Funding III, L.P. for the registration of 17,500,000 limited partnership units, and to inclusion therein and incorporation by reference of our report dated March 31, 2008, with respect to the financial statements of United Development Funding III, L.P. as of December 31, 2007 and 2006 and for the years ended December 31, 2007 and 2006 and for the period from June 13, 2005 (Inception) through December 31, 2005, included in United Development Funding III, L.P.’s Form 10-K filed on March 31, 2008 with the Securities and Exchange Commission.
/s/ Whitley Penn LLP
Dallas, Texas
April 29, 2008